Exhibit 99.1

Champion Announces Earnings and Dividend for 2nd Qtr. 2004

HUNTINGTON, W.Va., May 21 /PRNewswire-FirstCall/ -- Champion Industries, Inc. (Nasdaq: CHMP) today announced net income of $161,000 or $0.02 per share for the three months ended April 30, 2004 compared to $517,000 or $0.05 per share for the same period in 2003.

Net income for the six months ended April 30, 2004 was $175,000 or $0.02 per share compared to $771,000 or $0.08 per share for the same period in 2003. The Company’s balance sheet reflected working capital of $26.4 million, book value per share of $4.31 and total shareholders equity of $41.9 million at April 30, 2004.

The Board of Directors announced the declaration of the Company’s quarterly dividend of five cents per share. The cash dividend will be paid on June 21, 2004, to shareholders of record on June 4, 2004.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “We have seen sales growth for both the second quarter and the fiscal year to date primarily as a result of strategic acquisitions completed in the third quarter of 2003. This revenue growth contributed to an overall increase in gross profit contribution dollars. In addition, our gross profit percentages held steady with our sales growth, which is encouraging. These growth areas were offset by rising selling, general and administrative costs (SG&A). The increased SG&A costs during the quarter and year to date were necessary to facilitate several key long-term objectives. During the second quarter costs were incurred to complete a consolidation of several of the Company’s Louisiana operations into a single facility in Baton Rouge. The Company also incurred costs to consolidate the Blue Ridge production facilities into a single plant location in Asheville, North Carolina. The additional SG&A increases related to costs associated with the above mentioned acquisitions, increased payroll costs to support the sales growth initiatives and increased professional fees related to accounting and legal costs. The infrastructure refinements and improvements cost our Company considerable hard and soft dollars this year, but we believe they will pay off in the long run. I feel positive about our progress and feel we are allocating our resources towards long-term profit initiatives.”

Revenues for the three months ended April 30, 2004 were $30.5 million compared to $29.3 million in the same period in 2003. This change represented an increase in revenues of $1.2 million or 4.0%. Revenues for the six months ended April 30, 2004 increased to $59.8 million from $57.9 million in 2003. This change represented an increase in revenues of $1.9 million or 3.2%. The printing segment experienced a sales increase of $625,000 or 1.3% while the office products and office furniture segment experienced an increase of $1.2 million or 10.9%. Kirby J. Taylor, President and Chief Operating Officer, noted, “Our SG&A costs increased approximately $1.0 million for the quarter and $1.5 million year to date. These increased costs were associated with increased payroll expenses to support our sales growth, increased professional fees and costs associated with long term planning related to the above mentioned consolidations. In addition, during the second quarter of 2003 the SG&A was favorably impacted by an improved credit position with a specific customer in bankruptcy. We continued to move funds into capital expenditures by adding several new presses during the quarter to our Parkersburg and Baton Rouge locations, and we are confident our investment decisions will position Champion for enhanced profitability downstream.”

Mr. Reynolds concluded, “We have continued to strive to maintain and enhance market share while identifying cost and production synergies available to our operations. In recent years we have consolidated our Carolina Cut Sheets and US Tag facilities into Huntington, West Virginia, and during the second quarter of 2004 we completed two additional consolidations. As we look into the second half of 2004 we see positive opportunities from both an organic sales perspective and in the potential acquisition environment. We are cognizant of the nature and reasons for our increased SG&A expenditures during the first half of 2004 and feel that certain of these expenditures are temporary in nature.”

Champion is a commercial printer, business forms manufacturer, and office products and office furniture supplier in regional markets east of the Mississippi. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky), Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia), The Merten Company (Ohio), Smith & Butterfield (Indiana and Kentucky), Bourque Printing, Upton Printing, Transdata Systems and Diez Business Machines (Louisiana), Dallas Printing (Mississippi), Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey), Donihe Graphics (Tennessee) and Blue Ridge Printing (North Carolina and Tennessee).

Certain Statements contained in the release, including without limitation statements including the words “believes,” “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries Summary Financial Information (Unaudited)

	Three months ended April 30,		Six months ended April 30,
	2004	2003	2004	2003
Printing	$24,138,000	$23,904,000	$47,135,000	$46,511,000
Office products &
office furniture	6,363,000	5,425,000	12,679,000	11,437,000
Total revenues	$30,501,000	$29,329,000	$59,814,000	$57,948,000

Net income	$161,000	$517,000	$175,000	$771,000

Per share data:
Net income
Basic	$0.02	$0.05	$0.02	$0.08
Diluted	$0.02	$0.05	$0.02	$0.08

Weighted average
shares outstanding:
Basic	9,731,000	9,714,000	9,724,000	9,714,000
Diluted	9,864,000	9,750,000	9,845,000	9,740,000